Exhibit 10.8

BLUE RIDGE PAPER PRODUCTS
EMPLOYEE STOCK OWNERSHIP PLAN

TABLE OF CONTENTS

ARTICLE 1 GENERAL
1.1	Purpose and Effective Date
1.2	Employers and Related Companies
1.3	Trust Agreement and Plan Administration
1.4	Plan Year
1.5	Accounting Date
1.6	Applicable Laws
1.7	Gender and Number
1.8	Notices
1.9	Evidence
1.10	Action By Employer
1.11	No Reversion to Employers
1.12	Highly Compensated Employees
1.13	Investment of Trust Assets

ARTICLE 2 PLAN PARTICIPATION
2.1	Entry Date
2.2	Eligibility for Participation
2.3	Participation Not Guarantee of Employment
2.4	Restricted Participation
2.5	Leased Employees
2.6	Military Service
2.7	Omission of Eligible Employee
2.8	Inclusion of Ineligible Employee

ARTICLE 3 [RESERVED]

ARTICLE 4 PLAN CONTRIBUTIONS
4.1	Annual Employer ESOP Contributions
4.2	Specific Implementation
4.3	Company Stock
4.4	Acquisition Loans
4.5	No Participant Contributions

ARTICLE 5 PLAN ACCOUNTING
5.1	Participants’ Accounts
5.2	Adjustment of ESOP Stock Accounts
5.3	Adjustment of ESOP Cash Accounts
5.4	Allocation and Crediting of Company ESOP Contributions
5.5	Limitation on Allocations to Participants
5.6	Statement of Plan Interest
5.7	Compensation and Section 415 Compensation
5.8	Overflow Plan

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ARTICLE 6 TERMINATION DATE
6.1	Overview on Distributions
6.2	Termination Date

ARTICLE 7 DISTRIBUTIONS
7.1	Distributions on Account of Termination of Employment
7.2	Manner of Distributions
7.3	Form of Distributions
7.4	Time of Distribution
7.5	Distribution to Participant’s Beneficiary Upon Death
7.6	Facility of Payment
7.7	Interests Not Transferable
7.8	Absence of Guaranty
7.9	Designation of Beneficiary
7.10	Missing Participants or Beneficiaries
7.11	Qualified Domestic Relations Order
7.12	Pre-Retirement Diversification Rights
7.13	Direct Rollovers
7.14	Account Forfeiture for Probationary Employees

ARTICLE 8 VOTING AND TENDERING OF COMPANY STOCK
8.1	Voting
8.2	Tender
8.3	Fiduciary Responsibilities
8.4	Procedures for Voting and Tender

ARTICLE 9 RIGHTS, RESTRICTIONS AND OPTIONS ON COMPANY STOCK
9.1	Right of First Refusal
9.2	Put Option
9.3	Publicly Traded Company Stock
9.4	Share Legend
9.5	Nonterminable Rights

ARTICLE 10 DIVIDENDS
10.1	Dividends Credited to ESOP Cash Accounts
10.2	Dividends Paid to Participants
10.3	Dividends Used to Repay Acquisition Loan

ARTICLE 11 PLAN ADMINISTRATION
11.1	Membership and Authority
11.2	Delegation By Committee
11.3	Uniform Rules
11.4	Information to be Furnished to Committee
11.5	Exercise of Committee’s Duties
11.6	Scope of Authority of Committee; Operation of Committee
11.7	Plan Interpretation

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11.8	Plan Expenses
11.9	Meetings and Voting
11.10	Compensation
11.11	Claims Procedures
11.12	Liabilities

ARTICLE 12 AMENDMENTS
12.1	Right to Amend
12.2	Amendment by Committee
12.3	Plan Merger and Asset Transfers

ARTICLE 13 TERMINATION
13.1	Right to Terminate
13.2	Effect of Termination

ARTICLE 14 TOP-HEAVY PROVISIONS

ARTICLE 15 SPECIAL PROVISIONS FOR MORRISTOWN FACILITY
15.1	Scope
15.2	Time of Distributions
15.3	Mandatory Small Benefit Distribution

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BLUE RIDGE PAPER PRODUCTS
EMPLOYEE STOCK OWNERSHIP PLAN

ARTICLE 1

GENERAL

1.1                                 Purpose and Effective Date. Effective as of May 14, 1999 (the “Effective Date”), BLUE RIDGE HOLDING CORP., a Delaware corporation (the “Company”), established the BLUE RIDGE PAPER PRODUCTS EMPLOYEE STOCK OWNERSHIP PLAN (the “Plan”) to enable the employees of the Company and its subsidiaries (including Blue Ridge Paper Products Inc.) to participate in the equity ownership of the Company. The Plan is intended to be an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is intended to be a money purchase and stock bonus plan, both of which are intended to qualify under Section 401(a) of the Code. All contributions to the trust (the “Trust”) which implements and forms a part of the Plan, not in excess of 15% of the aggregate compensation of participants under the Plan shall be made to the money purchase component of the plan and any contributions above such amount shall be made to the stock bonus component of the Plan.

1.2                                 Employers and Related Companies. The Company, Blue Ridge Paper Products Inc., and each Related Company which, with the Company’s consent, adopts the Plan are referred to below collectively as the “Employers” and individually as an “Employer.” The term “Related Company” means any corporation, trade or business during any period in which it is, along with the Company, a member of a controlled group of corporations, a group of trades or businesses under common control or an affiliated service group, as described in Sections 414(b), 414(c), 414(m), respectively, of the Code or as described in regulations issued by the Secretary of the Treasury or his delegate pursuant to Section 414(o) of the Code.

1.3                                 Trust Agreement and Plan Administration. All contributions made under the Plan will be held, managed and controlled by the U.S. Trust Company (the “Trustee”) acting as trustee of a Trust. The terms of the trust are set forth in a trust agreement known as the TRUST AGREEMENT FOR THE BLUE RIDGE PAPER PRODUCTS EMPLOYEE STOCK OWNERSHIP PLAN (the “Trust Agreement”). The Company shall be the administrator of the Plan (the “Plan Administrator”) and shall have the rights, duties and obligations of an “administrator” as that term is defined in Section 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and of a “plan administrator” as that term is defined in Section 414(g) of the Code. The Company has delegated certain duties relating to the operation and administration of the Plan to a Committee, as described in Article 11.

1.4                                 Plan Year. The term “Plan Year” means the calendar year.

1.5                                 Accounting Date. The term “Accounting Date” means the last day of each Plan Year and/or an Accounting Date as may be determined by the Committee in a uniform and nondiscriminatory manner.

1.6                                 Applicable Laws. The Plan shall be construed and administered according to the laws of the State of North Carolina to the extent that such laws are not preempted by the laws of the United States of America.

1.7                                 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural, and the plural shall include the singular.

1.8                                 Notices. Any notice or document required to be filed with the Trustee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Trustee, U.S. Trust Company, N.A., 1300 Eye Street, N.W., Suite 280 East, Washington, DC, 20005-3314 (and, for periods on and after August 1, 2002, to the Trustee, GreatBanc Trust Company, 1301 W. 22nd Street, Suite 702, Oak Brook, IL 60523) and to the ESOP Committee, Blue Ridge Paper Products Inc., 41 Main Street, Canton, NC 28716. Any notice required under the Plan may be waived by the person entitled to notice.

1.9                                 Evidence. Evidence required of anyone under the Plan may be by certificates, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

1.10                           Action By Employer. Any action required or permitted to be taken by an Employer under the Plan shall be by resolution of its Board of Directors, or by a person or persons authorized by the Board of Directors. References in this Plan to an Employer’s “Board of Directors” shall be understood to include the Executive Committee, if any, of such Board of Directors.

1.11                           No Reversion to Employers. No part of the corpus or income of the Trust Fund shall revert to any Employer or be used for, or diverted to, purposes other than for the exclusive benefit of Participants and other persons entitled to benefits under the Plan, except as follows:

1.11.1                  Mistake of Fact. Notwithstanding any other provision herein contained, if any contribution is made due to a mistake of fact, such contribution shall, upon the direction of the Committee, which shall be given in conformity with the provisions of ERISA, be returned to the Employer or the party who made it, as directed by the Employer, without liability to any person (including, but not limited to, Participants and Beneficiaries) no later than one year after the date of such contribution.

1.11.2                  Qualification of Plan. Notwithstanding any other provisions herein contained, the Trust Agreement is entered into on the condition that the

Plan and the Trust Agreement, as initially established, shall be approved by the Internal Revenue Service (the “IRS”) as a qualified and exempt plan and trust under the provisions of the Code and the Treasury Regulations. If such approval should be denied for any reason (including failure to comply with any conditions for such approval imposed by the IRS), contributions made on or after the execution of the Trust Agreement and prior to such denial shall, upon the direction of the Committee, which shall be given in conformity with the provisions of ERISA, be returned to the Employer or the party who made it, as directed by the Employer, without any liability to any person, within one year after the date of denial of such approval and all remaining assets in the Trust shall be returned to the Employers.

1.11.3                  Deductibility of Contributions. Notwithstanding any other provisions herein contained, all contributions made under the Plan are hereby expressly conditioned upon their deductibility under Section 404 of the Code and the Treasury Regulations thereunder, as amended from time to time, and if the deduction for any contribution is disallowed in whole or in part, then such contribution (to the extent the deduction is disallowed) shall, upon the direction of the Committee, which shall be given in conformity with the provisions of ERISA, be returned to the Employer or the party who made it without liability to any person.

1.12                           Highly Compensated Employees. The term “Highly Compensated Employee” means any employee who:

1.12.1                  was, at any time during the relevant Plan Year or the preceding Plan Year, a 5% owner (as defined in Section 416(I) of the Code) of any Employer; or

1.12.2                  for the preceding year:

(a)                                  received compensation from any Employer in excess of $80,000, and

(b)                                 if the Company elects, was in the top-paid (as defined in Code Section 414(q)) group of employees for such preceding year.

A former employee will be considered a member of the Highly Compensated Group if such former employee was a Highly Compensated Employee either when he separated from service with the Employers or at any time after he attained age 55. The determination of whether an employee is a Highly Compensated Employee will be made with reference to the definitions provided in Section 414(q) of the Code and any regulations issued by the Secretary of the Treasury thereunder (including any cost-of-living adjustments to the dollar figure above). Compensation for purposes of this Section shall be compensation within the meaning of Code Section 415(c)(3), including, to the extent permitted under Code Section 414(q), elective contributions to a Code Section 125 plan, a cash or deferred plan or a tax deferred annuity, if applicable, and, effective January 1, 2001, amounts not includible in the gross income of the Participant by reason of Section 132(f)(4) of the Code.

1.13                          Investment of Trust Assets. Except as otherwise required by ERISA, the Trustee shall invest the assets of the Trust at all times in securities of the Company and its affiliates which constitute “qualifying employer securities” within the meaning of Section 407(d)(5) of ERISA and shall primarily invest the assets of the Trust at all times in “employer securities” within the meaning of Section 409(1) of the Code.

ARTICLE 2

PLAN PARTICIPATION

2.1                                 Entry Date. In the case of each individual who is first employed by an Employer on or after August 15, 1999, “Entry Date” means the start date of his employment with that Employer. In the case of each individual who (i) was continuously employed by that Employer for the 60 days ending May 14, 1999 and (ii) remains continuously employed by that Employer for the period from May 14, 1999 through August 15, 1999, “Entry Date” means May 14, 1999. In the case of each individual who (i) is first employed by the Employer on or after May 14, 1999, but prior to August 15, 1999, and (ii) remains continuously employed by that Employer from the start date of his employment through August 15, 1999, “Entry Date” means the start date of his employment with that Employer. For purposes of this Section 2.1, employment with Champion International, Inc. prior to May 14, 1999 shall be considered to be employment with an Employer.

2.2                                 Eligibility for Participation. Each employee of an Employer who is (i) employed by the Company or (ii) otherwise employed by an Employer at a location or facility acquired pursuant to that Asset Purchase Agreement among Champion International Corporation, Carolina Paper Products Holding Corp. and Carolina Paper Company, dated as of March 29, 1999 (or who was so employed at such a location or facility and is thereafter transferred to employment at some other location or facility of the Employer), shall automatically become a “Participant” in the Plan on his Entry Date if he is still an employee on that date; provided, that if he is a member of a group whose terms and conditions of employment are covered by a collective bargaining agreement, he shall be eligible to participate only if the collective bargaining agreement so provides. No other employee shall become a Participant in the Plan.

2.3                                 Participation Not Guarantee of Employment. Participation in the Plan does not constitute a guarantee or contract of employment and will not give any employee the right to be retained in the employ of the Employers or Related Companies nor any right or claim to any benefit under the terms of the Plan unless such right or claim has specifically accrued under the terms of the Plan.

2.4                                 Restricted Participation. Subject to the terms and conditions of the Plan, when distribution of the benefits to which a Participant is entitled under the Plan is deferred beyond or cannot be made until after his Termination Date (as described in Article 6) and during any period that a Participant is a member of a group or class of employees not covered by the Plan or employed by a Related Company, the Participant, or in the event of the Participant’s death, the Beneficiary (as defined in Section 7.9) of the

Participant, will be considered and treated as a Participant for all purposes of the Plan, except as follows:

2.4.1                        the Participant will not share in Employer contributions (as described in Article 4); and

2.4.2                        the Beneficiary of a deceased Participant cannot designate a Beneficiary under Section 7.9.

2.5                                 Leased Employees. For all purposes of the plan, an individual shall be an “employee” of or be “employed” by an employer for any Plan Year only if such individual is treated by the employer for purposes of employment taxes and wage withholding for federal income taxes, regardless of any subsequent reclassification by the employer, any governmental agency or court. A leased employee (as defined below) shall not be eligible to participate in the Plan. A “leased employee” means any person defined in Code Section 414(n), which includes any person who is not an employee of an Employer, but who has provided services to an Employer, which services are performed under the primary direction or control of the Employer, on a substantially full-time basis for a period of at least one year, pursuant to an agreement between the Employer and a leasing organization. If a leased employee is subsequently employed by an Employer, the period during which a leased employee performs services for an Employer shall be taken into account for purposes of Sections 2.2 and 7.12 of the Plan.

2.6                                 Military Service. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u). A Participant returning from employment after serving in the uniformed services is treated as not having incurred a break in service during the period of qualified military service, as defined herein. Each period of qualified military service is considered under the Plan to be service with the Employer for the purposes of Section 7.12 of the Plan.

2.7                                 Omission of Eligible Employee. If, in any Plan Year, any employee who should be included as a Participant in the Plan is erroneously omitted, and discovery of such omission is not made until after a contribution by the Employer for the Plan Year has been made, the Employer shall make a subsequent contribution with respect to the omitted employee in the amount which the Company would have contributed if he or she had not been omitted. Such contribution shall be made regardless of whether or not it is deductible in who or in part in any taxable year under applicable provisions of the Code.

2.8                                  Inclusion of Ineligible Employee. If, in any Plan Year, any employee who should not have been included as a Participant in the Plan is erroneously included, and discovery of such incorrect inclusion is not made until after a contribution by the Company for the Plan Year has been made, the Company shall not be entitled to recover the contribution made with respect to the ineligible employee regardless of whether a deduction is allowable with respect to such contribution. In such event, the amount contributed with respect to the ineligible employee shall constitute a forfeiture for the Plan Year in which the discovery is made.

ARTICLE 3

[RESERVED]

ARTICLE 4

PLAN CONTRIBUTIONS

4.1                                  Annual Employer ESOP Contributions.

4.1.1                        In General. Subject to the conditions and limitations of the Plan, for each Plan Year each Employer will contribute to the Trust, cash or Company Stock in such amount, if any, as the Board of Directors of that Employer shall determine by resolution; provided, however, that for each Plan Year, the Employers shall jointly contribute an amount in cash not less than the amount required to enable the Trustee to discharge any Acquisition Loan indebtedness (as described in Section 4.4) that is due for such year. Employer contributions otherwise required in cash may be made by forgiveness of indebtedness that is owing to the Company by the ESOP, pursuant to a written certificate of the Company describing the indebtedness that is forgiven, the date of forgiveness, and the principal and interest portions thereof, in which event the forgiven amount shall be treated as if a cash contribution. The Trustee shall apply any cash Employer ESOP Contribution under this Section 4.1 for any Plan Year first to pay the amount due during or prior to that Plan Year with respect to any Acquisition Loan. If any part of an Employer’s ESOP Contribution under this Section 4.1 for any Plan Year is in cash in an amount exceeding the amount needed to pay the amount due during or prior to that Plan Year with respect to an Acquisition Loan, such cash may (after allocation to ESOP Cash Accounts) be applied by the Trustee to either the purchase of Company Stock or to repay an Acquisition Loan.

4.1.2                        In no event will an Employer’s contribution under this Section 4.1 for any Plan Year exceed the lesser of:

(a)                                  the maximum amount deductible by that Employer as an expense for Federal income tax purposes; or

(b)                                 the maximum amount which, together with the amount of the Employer’s contributions which are to be credited to the Accounts of Participants from a suspense account permitted under Code Section 415 for that year, can be credited for that year in accordance with the contribution limitation provisions of Section 5.5.

4.1.3                        An Employer’s ESOP Contribution under this Section 4.1 for any Plan Year shall be due no later than the last day of the Plan

Year and, if not paid on that date, shall be payable to the Trustee as soon thereafter as practicable, but not later than the time prescribed for filing the Employer’s Federal income tax return for that Plan Year, including any extensions of time, without interest; provided, however, that in the event that an Acquisition Loan is outstanding, such contribution shall be payable to the Trustee not later than the principal and interest payment date.

4.2                                 Specific Implementation. It is presently expected that the Company will transfer 40% ownership of the Company to the Participants, through allocations under this ESOP (including the Overflow Plan described in Section 5.8), over seven years following the Effective Date, tied to a seven year labor contract. Assuming the labor contract is in effect for the seven year period beginning on the Effective Date, it is expected that approximately 5.7% of ownership of the Company will be allocated to Participants each Plan Year, except the first and last years, illustrated as follows:

Year	Approximate Ownership of Blue Ridge(1)/

1999 (7 months)	3.33%

2000	5.7%

2001	5.7%

2002	5.7%

2003	5.7%

2004	5.7%

2005	5.7%

2006 (5 months)	2.47%

40%

The pace of contributions shall be subject to change pursuant to collective bargaining as described in Section 12.1.

(1)               These ownership percentages refer to the Plan’s anticipated ownership of the Company’s total authorized common stock as of May 14, 1999. These ownership percentages will be appropriately adjusted to reflect any issuance, repurchase or reclassification of the Company’s common stock after that date.

4.3                                  Company Stock. For purposes of the Plan, the term “Company Stock” shall mean common stock issued by the Company that is readily tradable on an established securities market; provided, however, if the Company’s common stock is not readily tradable on an established securities market, the term “Company Stock” shall mean common stock issued by the Company having a combination of voting power and dividend rates equal to or in excess of (a) that class of common stock of the Company having the greatest voting power and (b) that class of common stock of the Company having the greatest dividend rights. Non-callable preferred stock shall be treated as Company Stock for purposes of the Plan if such stock is convertible at any time into stock that is readily tradable on an established securities market (or, if applicable, that meets the requirements of (a) and (b) next above) and if such conversion is at a conversion price that, as of the date of the acquisition by the Plan, is reasonable. For purposes of the immediately preceding sentence, preferred stock shall be treated as non-callable if, after the call, there will be a reasonable opportunity for a conversion that meets the requirements of the immediately preceding sentence. Company stock shall be held under the Trust only if such stock satisfies the requirements of Section 407(d)(5) of ERISA.

4.4                                  Acquisition Loans. An installment obligation incurred by the Trustee, in accordance with the Trust, in connection with the purchase of Company Stock shall constitute an Acquisition Loan. The Trustee may incur Acquisition Loans, in accordance with the Trust, from time to time, to finance (I) the acquisition for the Trust of Company Stock which are newly issued shares, outstanding shares held by the Company, or outstanding shares held by a shareholder, or (ii) the repayment of a prior Acquisition Loan. An Acquisition Loan shall be for a specific term, shall bear a reasonable rate of interest, and shall not be payable on demand except in the event of default. If the lender with respect to an Acquisition Loan is a Disqualified Person, the Acquisition Loan must provide that Trust assets will be transferred upon default only upon and to the extent of the failure of the Plan to meet the repayment schedule of the Acquisition Loan.

4.4.1                        Financed Shares. Shares of Company Stock acquired by the Trustee with the proceeds of an Acquisition Loan shall be described as “Financed Shares.” Except as provided in Section 409(1) of the Code or Treas. Reg. § 54.4975-7(b)(9) and (10), or as otherwise provided by applicable law, no shares acquired by the Trustee with the proceeds of an Acquisition Loan may be subject to a put, call or other option or buy-sell or similar arrangement while held by and when distributed from the Plan.

4.4.2                        Collateral.   An Acquisition Loan may be secured by a collateral pledge of the Financed Shares so acquired and any other Plan assets which are a permissible security within the provisions of Treas. Reg. § 54.4975-7(b). No other assets of the Plan or Trust may be pledged as collateral for an Acquisition Loan, and no lender shall have recourse against any other Plan assets.

4.4.3                        Loan Payment.  Repayment of principal and interest on any Acquisition Loan shall be made by the Trustee from annual Employer ESOP contributions made pursuant to Section 4.1 above and, may also be made from the following sources pursuant to the provisions of Section 10.3:

(a)                                  Cash dividends on Financed Shares which are allocated to Participants’ ESOP Stock Accounts and earnings, if any, on such dividends; and

(b)                                 Cash dividends on Financed Shares held in the Loan Suspense Account (as defined below) and earnings, if any, thereon.

Payments shall be applied first to pay interest, and then to pay principal obligations under the Acquisition Loan.

4.4.4                        Release of Financed Shares. Financed Shares shall initially be credited to a “Loan Suspense Account” and shall be transferred for allocation to the ESOP Stock Accounts of Participants as payments of principal and interest are made on the Acquisition Loan by the Trustee, and any pledge of Financed Shares must, and shall be deemed to, provide for the release of shares so pledged on a consistent basis.

The number of Financed Shares to be released from the Loan Suspense Account for allocation to Participants’ ESOP Stock Accounts as of each Accounting Date shall equal the number of Financed Shares held in the Loan Suspense Account immediately prior to such Accounting Date multiplied by a fraction, the numerator of which is equal to the payments of principal and interest on the Acquisition Loan for the year ending on such date, and the denominator of which is equal to the sum of the numerator plus the total projected payments of principal and interest on the Acquisition Loan over the duration of the Acquisition Loan repayment period, subject to the provisions of Section 5.5.

4.4.5                        Allocation of Financed Shares. The released Financed Shares shall be allocated to Participants’ ESOP Stock Accounts in accordance with the provisions of Section 5.4.

4.5                                 No Participant Contributions. Contributions by Participants are neither required nor permitted.

ARTICLE 5

PLAN ACCOUNTING

5.1                                 Participants’ Accounts. On and after the Effective Date, the Committee shall maintain the following accounts:

5.1.1                        An “ESOP Stock Account” in the name of each Participant, which will reflect his share of Employer ESOP Contributions made in Company Stock or cash that is used to purchase Company Stock, his allocable share of Financed Shares and any shares of Company Stock received as earnings on such shares. The ESOP Stock Account shall be adjusted as described in Section 5.2.

5.1.2                        An “ESOP Cash Account” in the name of each Participant, which will reflect his share of Employer ESOP Contributions made in cash, any cash dividends on Company Stock allocated and credited to his ESOP Stock Account (other than currently distributable dividends) and any income, gains, losses, appreciation or depreciation attributable thereto. The ESOP Cash Account shall be adjusted as described in Section 5.3.

Reference to a Participant’s “Accounts” means his ESOP Stock Account and his ESOP Cash Account.

5.2                                 Adjustment of ESOP Stock Accounts. As of each Accounting Date, the Committee shall:

5.2.1                        First, charge to the Accounts of each Participant all distributions and payments made to him, or on his account, since the last preceding Accounting Date that have not been charged previously;

5.2.2                        Next, credit to each Participant’s ESOP Stock Account the shares of Company Stock, if any, that have been purchased with amounts from his ESOP Cash Account since the last preceding Accounting Date and adjust such ESOP Cash Account in accordance with the provisions of Section 5.3;

5.2.3                        Finally, allocate and credit to each Participant’s ESOP Stock Account the shares of Company Stock, if any, representing each Employer’s ESOP Contributions, if any, that are to be allocated and credited as of that date in accordance with the provisions of Section 5.4.

5.3                                 Adjustment of ESOP Cash Accounts.  Upon the purchase of Company Stock with cash from a Participant’s ESOP Cash Account, such shares shall be credited to the Participant’s ESOP Stock Account, and the Participant’s ESOP Cash Account shall be charged by the amount of the cash used to buy such Company Stock. Subject to Article 10, the ESOP Cash Account of each applicable Participant shall be credited with any cash dividends paid on shares of Company Stock held in that Participant’s ESOP Stock Account as of the record date for such cash dividends. If applicable, cash dividends credited to a Participant’s ESOP Cash Account may be applied to the repayment of any outstanding Acquisition Loan, and the Participant’s ESOP Cash Account shall then be charged by the amount of cash used to purchase such Company Stock for his Account. As of each Accounting Date, before the allocation of any cash contributions as of such date, any appreciation, depreciation, gains or losses in the value of the Trust (exclusive of Company Stock) shall be allocated among and credited to the

ESOP Cash Accounts of Participants, pro rata, according to the balance of each ESOP Cash Account as of the immediately preceding Accounting Date, reduced by the amount of any charge to or distribution from said Account since the next preceding Accounting Date.

5.4                                 Allocation and Crediting of Company ESOP Contributions.

5.4.1                        Allocation to ESOP Stock Accounts. As of the last day of each Plan Year, all shares of Company Stock transferred by the Employers to the Trustee for that Plan Year and shares of Company Stock released from the Suspense Account during that period shall be allocated among and credited to the ESOP Stock Accounts of Participants who were employed during the Plan Year, pro rata, according to their Compensation (as defined in Section 5.7) paid to them, by the Employers for that Plan Year. For purposes of determining the number of shares of Company Stock allocated to Participants with respect to 1999, (i) compensation paid to Participants prior to the Effective Date shall not be counted toward a Participant’s pro rata share and (ii) no shares of Common Stock shall be allocated among and credited with respect to those Participants who terminate employment with the Company, for any reason, on or before August 15, 1999. Participants described in the foregoing clause (ii) shall be disregarded in determining the number of shares of Common Stock to be allocated among, and credited with respect to, all other Participants for 1999.

5.4.2                        Allocation to ESOP Cash Accounts. As of the last day of each Plan Year, Employer ESOP Contributions made in cash for that period, and cash dividends paid on Financed Shares held in the Loan Suspense Account and not used to repay an Acquisition Loan shall be allocated to the ESOP Cash Account of each Participant in the same manner as Company Stock is allocated to the ESOP Stock Accounts under the provisions of Subsection 5.4.1.

5.4.3                        Allocation of Remaining Amounts. If after the allocations under Subsections 5.4.1 and 5.4.2 any portion of such amount remains unallocated because of the limitations of Section 5.5, then, to the extent permitted by the contribution limitation provisions of Section 5.5, such shares and amount shall be allocated and reallocated among and credited to the Accounts of the remaining Participants entitled to share in such allocations for that year, pro rata, in the same manner as Company Stock is allocated to the ESOP Stock Accounts under the provisions of Subsection 5.4.1 above. If, after this allocation any portion of such amount to be otherwise allocated still remains unallocated, such portion shall be credited to and held in a 415 Suspense Account to the extent that it does not exceed the amount contributed by the Employer for that Plan Year as a result of a reasonable error in estimating Participants’ Compensation or as a result of such other circumstances as the Commissioner of Internal Revenue may determine. For purposes of the Plan, amounts credited to a 415 Suspense Account for any Plan Year shall be treated as an Employer ESOP Contribution under the provisions of Section 4.1 for the subsequent Plan Year or Plan Years until all amounts so held have been credited to the Accounts of Participants.

5.5                                 Limitation on Allocations to Participants. Notwithstanding any other provisions of the Plan, the Annual Additions (as defined below) credited to a Participant’s Accounts in accordance with the provisions of this Article 5 for any Plan Year shall not exceed an amount equal to the lesser of:

5.5.1                        $40,000, adjusted for each Plan Year to take into account any cost-of-living increase adjustment provided for that year in accordance with regulations promulgated by the Secretary of the Treasury under Section 415(d) of the Code; or

5.5.2                        100 percent of the Section 415 Compensation paid to the Participant in that Plan Year.

In the event a Participant herein is also a Participant at any time in a Related Defined Contribution Plan (as defined below) maintained by an Employer or Related Company, the sum of Annual Additions under the Plan and the Related Defined Contribution Plan in any Plan Year shall not exceed the limitations described in 5.5.1 or 5.5.2. To the extent a Participant’s Annual Additions would exceed these limits, these limitations shall first be applied to reduce allocations under other plans, other than salary reduction and matching contributions under 401(k) plans; second, to matching contributions under 401(k) plans; and third, to salary reduction contributions under 401(k) plans; and finally, to allocations under this plan.

Effective for Plan Years beginning before January 1, 2000, if a Participant in this Plan also is a participant in any Related Defined Benefit Plan (as defined below), the aggregate benefits payable to, or on account of, him under both plans will be determined in a manner consistent with Section 415 of the Code. Accordingly, there will be determined with respect to the Participant a defined contribution plan fraction and a defined benefit plan fraction in accordance with Code Section 415. The benefits provided for the Participant under this Plan and each Related Defined Benefit Plan will be adjusted to the extent necessary so that the sum of such fractions determined with respect to the Participant does not exceed 1.0, with all adjustments being made in this Plan prior to any adjustment in the Related Defined Benefit Plan.

The term “Related Defined Benefit Plan” means any defined benefit plan (as defined in Code Section 414(j)) maintained or previously maintained by the Company or a Related Company. The term “Related Defined Contribution Plan” means any defined contribution plan (as defined in Code section 414(I)) maintained by the Employer or a Related Company. The term “Annual Additions” means the total amount of employer contributions and voluntary employee contributions allocated to the Accounts of a Participant under this Plan and any Related Defined Contribution Plan for a Plan Year, except that if, during any Plan Year, no more than one-third of the Employer ESOP Contributions which are deductible under Code section 404(a)(9) are allocated to the Accounts of Highly Compensated Employees (as defined in Section 1.12) during the Plan Year, then any ESOP Contributions which are applied by the Trustee to pay interest on an Acquisition Loan, shall not be included in computing Annual Additions. Allocations to Highly Compensated Employees may be reduced pro rata according to the Compensation of each Highly Compensated Employee to the extent necessary to prevent the allocations to Highly Compensated Employees from exceeding one-third of the Employer ESOP Contribution deductible under Code Section 404(a)(9). For purposes of this Section, shares of Company Stock that are released from the Suspense Account and credited to a Participant’s ESOP Stock Account during any Plan Year shall be valued at the lesser of: (i) the Participant’s allocable share of Employer contributions for that year that are used to repay the Acquisition Loan; or (ii) the fair market value of the Company Stock that is allocated to the Participant’s ESOP Stock Account. If shares of Company Stock are sold out of the Loan Suspense Account, the gain on the sale shall be considered earnings, not Annual Additions, and will be allocated as such.

5.6                                 Statement of Plan Interest. The Trustee shall, as of each Accounting Date, make a good faith determination of the “fair market value” of the Company Stock by obtaining the advice of an experienced “Independent Appraiser,” as defined in Section 401(a)(28) of the Code and in regulations issued pursuant to Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Trustee shall promptly notify the Committee as to the valuation of the Company Stock.

5.7                                 Compensation and Section 415 Compensation. The term “Compensation” and “Section 415 Compensation” means a Participant’s wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer or any Related Employer to the extent that the amounts are includible in gross income (including but not limited to commissions paid to salespeople, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses, fringe benefits, reimbursements, or other expense allowances; but excluding long term disability payments and reimbursements for or regarding relocation policy or program costs), plus amounts deferred under salary deferral agreements with the Employers under Section 125 or 401(k) plans, amounts not includible in the gross income of the Participant by reason of Section 132(f)(4) of the Code and disability payments received if the Participant was on an approved leave of absence for disability. A Participant’s Compensation in excess of $200,000 (adjusted each Plan Year to take into account any applicable cost-of-living adjustment provided for that year pursuant to regulations promulgated under Section 401(a)(17)(B) of the Code) shall be disregarded. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which Compensation is determined (a “determination period”) beginning in such calendar year. If a determination period consists of fewer than 12 months, the annual Compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12. “Compensation” shall exclude:

5.7.1                        contributions made by the Employer to a plan of deferred compensation to the extent that before the application of Code Section 415 limitations to the plan, the contributions are not includible in the gross income of the Participant for the taxable year in which contributed. Additionally, any distributions from a plan of deferred compensation are not considered as Compensation regardless of whether such amounts are includible in the gross income of the Participant when distributed;

5.7.2                        amounts realized from the exercise of nonqualified stock option, or when restricted stock (or property) held by a Participant becomes freely transferable or is not longer subject to substantial risk of forfeiture (within the meaning of Code Section 83 and the regulations thereunder);

5.7.3                        amounts realized from the sale, exchange, or other disposition of stock acquired under a qualified stock option; and

5.7.4                        other amounts which receive special tax benefits such as premiums for group term life insurance (but only to the extent that the premiums are not includible in the gross income of the Participant).

5.8                                 Overflow Plan. To the extent that, for any Plan Year, shares of Company Stock cannot be allocated to a Participant’s account by reason of any Code limitations, including Code section 401(a)(17), Code section 415 and Code section 401(a)(4), appropriate credits will be made to the accounts of the affected Participants under a non-qualified Overflow Plan to be established by the Company if and to the extent necessary to protect the expectations of Participants as described in Section 4.2; provided, however, that if any such unallocable shares are Financed Shares, such Financed Shares shall, to the maximum extent permitted under the Code, be credited to a 415 Suspense Account in the manner set forth in Section 5.4.3. Special terms of the Overflow Plan may be established by the Company’s Board of Directors, including provisions that would disregard some Compensation over the Code section 401(a)(17) limit in allocating credits under the Overflow Plan. Without limiting Board’s powers pursuant to the foregoing, unless and until the Company’s Board of Directors shall otherwise resolve, the Overflow Plan shall not take into consideration for any Plan Year Compensation in excess of the Code section 401(a)(17) limit.

ARTICLE 6

TERMINATION DATE

6.1                                 Overview on Distributions. Under this Plan, distributions shall not be made to a Participant who is actively employed. Distributions shall only be made following the Participant’s termination of employment. This Article 6 provides details about the relevant Termination Date and Article 7 of this Plan provides details about distributions.

6.2                                 Termination Date. A Participant’s “Termination Date” will be the date on which his employment with the Company and all Related Companies is terminated because of the first to occur of the following events:

6.2.1                        Normal or Late Retirement. The Participant retires or is retired from the employ of the Employers and all Related Companies on or after the date on which he attains age 55 and has completed at least 10 years of service (including employment prior to May 14, 1999 at Champion International, Inc.) (the “Normal Retirement Date” or “Normal Retirement Age”). “Years of service” shall be defined for purposes of this Plan as defined in the collectively bargained defined benefit plan of the Company. A Participant’s right to the balances in his ESOP Accounts shall be nonforfeitable at all times.

6.2.2                        Death. The Participant’s death.

6.2.3                        Disability. The Participant is retired from the employ of the Employers and all Related Companies at any age because of a physical or mental disability, as determined by the Committee upon the basis of a written certificate of a physician acceptable to the Committee.

6.2.4                        Resignation or Dismissal. The Participant resigns or is dismissed from the employ of the Employers and all Related Companies other than in accordance with paragraphs 6.2.1 or 6.2.3 and prior to death.

ARTICLE 7

DISTRIBUTIONS

7.1                                 Distributions on Account of Termination of Employment. Subject to the following provisions of this Article 7, a Participant (or, in the case of a Participant’s death, his Beneficiary) shall become eligible to receive a distribution of a Participant’s ESOP Stock Account and ESOP Cash Account (collectively, the “ESOP Accounts”) following the Participant’s Termination Date, in accordance with the provisions of this Article 7.

7.2                                 Manner of Distributions. Distribution of the Participant’s Account Balance shall be made by payment in a series of five substantially equal annual installments, provided, however, that (i) a distribution pursuant to the second sentence of subsection 7.4.2 (or pursuant to subsection 7.4.5) shall instead be made in the form of a single payment, and (ii) a distribution to a Beneficiary (or, in certain cases, following the death of a Beneficiary) pursuant to subsection 7.4.1 shall instead be in the form of a single payment, to the extent so provided in accordance with subsection 7.4.1..

7.3                                 Form of Distributions.

7.3.1                        Distribution of a Participant’s ESOP Stock Account will be made by distributing shares of Company Stock; provided, that the Participant or, in the case of a Participant’s death, his Beneficiary may request a cash distribution by asking the Trustee to exercise his Put Option as described in Section 9.2; provided further that the Trustee may use cash to purchase Company Stock distributed or otherwise distributable. For purposes of the applying the provisions of the foregoing sentence, each Participant (or Beneficiary, in the case of the Participant’s death) subject to the provisions of the second sentence of Section 7.4.1 or Section 7.4.5 shall be automatically deemed to have requested such a cash distribution (and shall be further automatically deemed to have asked the Trustee to exercise his aforementioned Put Option), unless the Participant or, in the case of a Participant’s death, his Beneficiary instead elects, in accordance with such uniform and nondiscriminatory rules as shall be adopted by the Committee, to have the distribution of his ESOP Stock Account made by distributing shares of Company Stock.

7.3.2                        Notwithstanding the previous subsection, if the charter or by-laws of the Company restrict the ownership of substantially all outstanding Company Stock to employees or a trust defined in Code Section 401 (a), or in the case of a Subchapter-S corporation, the entire distribution will be made in cash, or the Company will make the entire distribution in the form of Company Stock subject to the requirement that the Company Stock be immediately put to the Company as provided in Section 9.2. If a Participant’s ESOP Stock Account is to be distributed in the form of cash, the Participant shall receive cash equal to the amount of the “fair market value” of the Company Stock as of the immediately preceding Accounting Date.

7.3.3                        With respect to a Participant’s ESOP Cash Account, the Committee may direct the Trustee to make a distribution in cash or in the form of Company Stock, or partly in each, provided such Company Stock is distributed at its “fair market value” as of the immediately preceding Accounting Date; provided, however, that such distribution shall be made in the form of Company Stock if the Participant, or, in case of a Participant’s death, his Beneficiary so directs the Trustee.

7.3.4                        The Company shall have a right of first refusal in the event that a Participant or Beneficiary wants to sell distributed shares of Company Stock to a third party, except if Company Stock becomes publicly traded, in which case the Company shall not have a right of first refusal, as provided in Article 9.

7.4                                 Time of Distribution.

7.4.1                        If a Participant’s employment has terminated due to Normal Retirement or Disability as described in Sections 6.2.1 and 6.2.3, distribution of the Participant’s Account Balance begins, if the distributee so elects, as soon as practicable after the year in which the Participant’s Termination Date occurs, provided, however, that no distributions shall be made prior to June 30, 2000. If a Participant’s employment has terminated due to death, distribution of the Participant’s Account Balance shall, as soon as practicable after the year in which the Participant’s Termination Date occurs, and as elected by the Beneficiary in accordance with such uniform and nondiscriminatory rules as shall be adopted by the Committee, either: (i) begin to be paid in five substantially equal annual installments, or (ii) be paid in the form of a single payment; provided, however, that, in the absence of a timely Beneficiary election (as determined in accordance with such aforementioned uniform and nondiscriminatory rules), such distribution shall automatically be made in the form of a single payment. If distribution to the Participant has begun pursuant to the first sentence of this Section 7.4.1 and the Participant dies prior to the payment to the Participant of the final annual installment, distribution of the remaining portion of the Participant’s Account Balance shall, as soon as practicable following the Participant’s death, and as elected by the Beneficiary in accordance with such uniform and nondiscriminatory rules as shall be adopted by the Committee, either: (i) begin to be paid in that number of substantially equal annual installments equal to five minus the number of installments in fact paid to the Participant, or (ii) be paid in the form of a single payment; provided, however, that, in the absence of a timely Beneficiary election (as determined in accordance with such aforementioned uniform and nondiscriminatory rules), such distribution shall automatically be made in the form of a single payment; and further provided, however, that payment to the Beneficiary shall in no event occur (or commence, as the case may be) any earlier than the year next following the year in which the last such installment payment was made to the Participant. Each Beneficiary shall have the right to make only a single election under this subsection 7.4.1 with respect to any Participant, and any election so made by the Beneficiary shall be irrevocable. If benefits are being paid to a Beneficiary in installments pursuant to any of the foregoing provisions of this subsection 7.4.1 and the Beneficiary dies prior to the receipt of the final such installment payment, the remaining portion of the Participant’s Account Balance will be distributed in a single lump sum payment; provided, however, that such lump sum payment shall in no event occur any earlier than the year next following the year in which the last such installment payment was made to the Beneficiary.

7.4.2                        If a Participant’s employment has terminated due to other than Normal Retirement, Death or Disability as described in Sections 6.2.1, 6.2.2, and 6.2.3, a distribution of the Participant’s Account Balance shall begin, if the distributee so elects, in the sixth calendar year starting after the year in which the Participant’s Termination Date occurs. Notwithstanding the foregoing, a Participant otherwise described in the immediately preceding sentence, whose Termination Date occurs prior to January 1, 2001, may elect, in accordance with such uniform and nondiscriminatory rules as shall be adopted by the Committee, to instead have the distribution of the portion of the Participant’s Account Balance attributable to amounts allocated to the Participant’s ESOP Accounts as of December 31, 1999 made as soon as practicable after the date, following such Termination Date, on which the Participant shall make such election. If the Participant attains Normal Retirement Age before the sixth calendar year starting after the year in which the Participant’s Termination Date occurs, the Participant’s Account Balance (or the remaining portion thereof, if any, in the event that the Participant makes the election described in the preceding sentence) will be distributed according to subsection 7.4.1. If the Participant dies before the sixth calendar year starting after the year in which the Participant’s

Termination Date occurs, the Participant’s Account Balance (or the remaining portion thereof, if any, in the event that the Participant makes the election described in the second preceding sentence) will be distributed in either five substantially equal annual installments or in a single lump sum payment, as determined in accordance with the second sentence of subsection 7.4.1. If the Participant has begun to receive substantially equal annual installments, pursuant to the first sentence of this subsection 7.4.2 and dies prior to the payment to the Participant of the final annual installment, the remaining portion of the Participant’s Account Balance will be distributed in either substantially equal annual installments or in a single lump sum payment, as determined in accordance with the third sentence of subsection7.4.1.

7.4.3                        Distribution of a Participant’s benefits will normally be made not later than the 60th day next following the close of the Plan Year during which the Participant attains Normal Retirement Age or, if later, during which his Termination Date occurs, except as otherwise permitted under circumstances described in Treas. Reg. § 1.401(a)-14(d). Such distribution may not, however, be made later than the Participant’s required beginning date. The term “required beginning date” means (A) April 1 of the calendar year following the later of (i) the calendar year in which the Participant attains age 70 1/2, or (ii) the calendar year in which the Participant terminates employment; or (B) in the case of a Participant who is a “five-percent owner” (as that term is defined in Section 416(I)(1)(B)(I) of the Code), April 1st of the calendar year immediately following the calendar year in which he attains age 70 1/2.

7.4.4                        Subject to the limitations below, but notwithstanding any other provision to the contrary, the distribution of his ESOP Accounts will commence, unless a Participant elects a later date, not later than one year after the end of the Plan Year:

7.4.4.1               during which the Participant retires at or after Normal Retirement Age, becomes Disabled, or dies;

7.4.4.2               which is the fifth Plan Year following the Plan Year during which the Participant’s employment is terminated under paragraph 6.2.4, unless the Participant is reemployed by an Employer or Related Company before such year.

7.4.5                        Notwithstanding any other provision to the contrary, other than the foregoing Section 7.4.4, if the “fair market value” of the Participant’s ESOP Accounts, determined as of the Accounting Date coincident with or next preceding the Participant’s Termination Date is not more than $5,000, a distribution of the Participant’s entire Account Balance shall automatically be made as soon as practicable following the Participant’s Termination Date.

7.5                                 Distribution to Participant’s Beneficiary Upon Death. Distribution of a Participant’s Accounts will be made to or for the benefit of a Beneficiary upon the Participant’s death, whether before or after commencement of payment in accordance with Section 7.4.

Furthermore, under regulations prescribed by the Secretary of the Treasury pursuant to Section 401(a)(9) of the Code, any amount paid to a child of a deceased Participant shall be treated as if it has been paid to the surviving spouse of the Participant if such amount will become payable to the surviving spouse upon such child reaching the age of majority (or other designated event permitted under said regulations).

7.6                                 Facility of Payment. Notwithstanding the provisions of this Article 7, if, in the Committee’s opinion, a Participant or other person entitled to benefits under the Plan is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Committee may, until a claim is made by a conservator or other person legally charged with the care of his person or of his estate, make payment to a relative or friend of such person for his benefit. Thereafter, any benefits under the Plan to which such Participant or other person is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.

7.7                                 Interests Not Transferable. The interests of Participants and other persons entitled to benefits under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered, except as provided in Section 7.9.

7.8                                 Absence of Guaranty. The Committee, the Trustee, the Plan Administrator and the Employers in no event guarantee the Trust from loss or depreciation. The Employers do not guarantee any payment to any person. The liability of the Trustee to make any payment is limited to the available assets of the Trust.

7.9                                 Designation of Beneficiary. In the event of the death of a married Participant, the Participant’s entire account balances will be paid to his surviving spouse, except as otherwise provided below. Each Participant from time to time, by signing a form furnished by the Plan Administrator, may designate any legal or natural person or persons (who may be designated contingently or successively) to whom his benefits are to be paid if he dies before he receives all his benefits; provided, however, if a married Participant designates a Beneficiary other than his spouse, his spouse must consent in writing to such designation and must acknowledge in writing the effect of such designation and such consent and acknowledgment must be witnessed by the Plan Administrator or a notary public. Each such designation by an unmarried Participant shall be rendered ineffective by any subsequent marriage and any consent of a spouse shall be effective only as to that spouse. A designation of Beneficiary will be effective only when filed with the Plan Administrator while the Participant is alive and will cancel all previous designations. If a deceased Participant failed to designate a Beneficiary as provided above, or if the Designated Beneficiary of a deceased Participant dies before him or before complete payment of the Participant’s benefits, the Committee shall direct the Trustee to pay the Participant’s benefits to the Participant’s estate.

The term “Designated Beneficiary” as used in the Plan means the person or persons designated by a Participant as his Designated Beneficiary in the last effective designation filed with the Plan Administrator under this Section 7.9 and to whom a deceased Participant’s benefits are payable under the Plan. The term “Beneficiary” as used in the Plan means the person or persons to whom a deceased Participant’s benefits are payable under this Section.

7.10                           Missing Participants or Beneficiaries. Each Participant and each Designated Beneficiary must file with the Plan Administrator from time to time in writing his post office address and each change of post office address. Any communication, statement or notice addressed to a Participant or Designated Beneficiary at his last post office address filed with the Plan Administrator, or if no address is filed with the Plan Administrator then, in the case of a Participant, at his last post office address as shown on the Employers’ records, will be binding on the Participant and his Designated Beneficiary for all purposes of the Plan. Notwithstanding the foregoing, the Plan Administrator will use reasonable efforts to search for or locate a Participant or Designated Beneficiary.

7.11                           Qualified Domestic Relations Order. In addition to payments made under this Article 7 on account of a Participant’s Termination Date, payments may be made to an Alternate Payee (as defined below) by the Trustee on the earliest date specified in a Qualified Domestic Relations Order, without regard to whether such distribution is made or commences prior to the participant’s earliest retirement age (as defined in Section 414(p)(4)(B) of the Code) or the earliest date that the participant could commence receiving benefits under the Plan. The term “Qualified Domestic Relations Order” means any judgment, decree or order (including approval of a property settlement agreement) as defined in Section 414(p) of the Code.

The Committee shall establish reasonable procedures to determine the qualified status of domestic relations orders and to administer distributions under such qualified orders, including, in its sole discretion, the maintenance of separate bookkeeping accounts for Alternate Payees. The term “Alternate Payee” means any spouse, former spouse, child or other dependent of a Participant who is recognized by a Qualified Domestic Relations Order as having a right to receive all, or a portion of, the benefits payable under the Plan with respect to the Participant.

7.12                           Pre-Retirement Diversification Rights. If a Participant attains age 55 and has reached the tenth anniversary of his Entry Date without having a Termination Date (hereinafter referred to as a “Qualified Participant”), the Committee shall offer such Participant during the 90-day period following the close of each Plan Year during the Election Period (as defined below) the right to elect, as determined by the Committee, a distribution, or a transfer to a qualified trust described in Section 401(a) of the Code forming a part of a defined contribution plan maintained by the Company, of the value (determined as of the last preceding Accounting Date) of at least 25% of the number of shares of Company Stock credited to his ESOP Stock Account. If the Qualified Participant elects such a distribution or transfer, the distribution or transfer will be made within 90 days after the election is made. The “Election Period” means a period of 6 Plan Years beginning with the first Plan Year that the Participant becomes a Qualified Participant. The amount which may be distributed or transferred to a Qualified Participant upon future elections during such 6 year period, after the Qualified Participant’s initial Election Period, shall be determined by multiplying the number of shares of Company Stock credited to such Participant’s ESOP Stock Accounts (including shares of Company Stock the value of which has been previously distributed or transferred pursuant to this Section), by 25% or, with respect to a Participant’s final election, 50%, reduced by the amount of any prior distributions received by or transfers made to such Participant pursuant to this Section 7.12. Notwithstanding the foregoing, if the fair market value of the Company Stock allocated to the ESOP Account of a Qualified Participant is $500 or less as of the Accounting Date immediately preceding the first day of the Election Period, then such Qualified Participant shall not be entitled to an election under this Section 7.12 for that Election Period.

7.13                           Direct Rollovers.

7.13.1                  Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s (as defined below) election under this Section 7.13, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution (as defined below) that is $200 or greater paid directly to an eligible retirement plan (as defined below) specified by the Distributee in a Direct Rollover (as defined below). In addition, if the amount of the eligible rollover distribution is greater than $500, the distributee may elect to have a portion of such total amount paid directly to an eligible retirement plan with the balance paid to the distributee, provided that the portion transferred to the eligible retirement plan is an amount not less than $500.

7.13.2                  The following are definitions for purposes of this Section 7.13:

(a)                                  Eligible rollover distribution:  An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of the series of substantially equal periodic payments (not less frequently than annually) made for a period of 10 years or longer or over the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Employer securities); in the event the Plan permits hardship withdrawals, any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan; and any other distribution which the Secretary of the Treasury (or his delegate) provides in regulations or rulings of general applicability.

(b)                                 Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, a qualified trust described in Section 401(a) of the Code or an annuity contract described in Section 403(b) of the Code that accepts the distributee’s eligible rollover distribution, or an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from the Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Section 414(p) of the Code.

(c)                                  Distributee: A Distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a Qualified Domestic Relations Order are Distributees with regard to the interest of the spouse or former spouse.

(d)                                 Direct rollover: A Direct Rollover is a payment by the Plan to the eligible retirement plan specified by the Distributee.

7.13.3                  If a distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice required under Section 1.41 l(a)-11(c) of the Income Tax Regulations is given, provided that:

(a)                                  the Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

(b)                                 the Participant, after receiving the notice, affirmatively elects a distribution.

7.14                           Account Forfeiture for Probationary Employees. If a Participant’s employment terminates for any reason during the 60 days starting on the first day of his employment with the Company, any allocation to which he is otherwise entitled under the Plan shall be irrevocably forfeited. Notwithstanding the foregoing, if an individual who has incurred a forfeiture shall return to employment with the Company within 60 months of his termination of employment, such forfeited amount shall be restored to his account provided that (i) he was actively employed by the Company on the date as of which the forfeited allocation was made and (ii) he completes at least 87 days of work for which he is paid in the twelve-month period commencing on the date of his return to employment

(including any days with respect to which backpay is awarded, or agreed to, by the Company with respect to such period, but only to the extent that such award or agreement is intended to compensate him for days during which he would have been engaged in the performance of duties for the Company) or during any succeeding twelve-month commencing on the anniversary of such date of return to employment. For purposes of this Section 2.1, employment with Champion International, Inc. prior to May 14, 1999 shall not be considered to be employment with the Company. The provisions of this Section 7.14 shall apply notwithstanding any other provision of the Plan to the contrary.

ARTICLE 8

VOTING AND TENDERING OF COMPANY STOCK

8.1                                 Voting.

8.1.1                        All shares of Company Stock held in the Trust shall be voted by the Trustee.

8.1.2                        Each Participant shall be entitled to one vote with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, or sale of substantially all assets of the Company’s business or any other decision on which shareholders of the Company are entitled to vote. The Trustee shall vote the shares of Company Stock held in the Trust in the proportion determined after application of the preceding sentence.

8.1.3                        With respect to unallocated Company Stock, and allocated Company Stock as to which no voting direction is timely received, the Trustee shall, in the case of those matters described in Section 8.1.2, vote such shares in proportion to the directions received from Participants under Section 8.1.2 above.

8.1.4                        In the case of any election of the members of the board of directors of the Company, the Trustee shall vote all shares of allocated and unallocated Company Stock in such manner as shall be determined by the Trustee, in its sole discretion.

8.1.5                        In exercising its powers with respect to Sections 8.1.2 and 8.1.4, the Committee and the Trustee, as applicable, shall comply with their fiduciary duties as required by ERISA.

8.2                                 Tender.

8.2.1                        The Trustee shall not sell, alienate, encumber, pledge, transfer or otherwise dispose of any Company Stock; except (I) as specifically provided for in the Plan or Trust Agreement, or (ii) in the case of a “tender or exchange offer,” as set forth in Section 8.2.2.

For purposes of this Article 8, the term “tender or exchange offer” shall mean: (A) any offer for, or request for or invitation for tenders or exchanges of, or offers to purchase or acquire any shares of Company Stock that is directed generally to shareholders of the Company, or (B) any transaction involving Company Stock which may be defined as a “tender offer” under proposed or final rules or regulations promulgated by the Securities and Exchange Commission.

8.2.2                        (a)                                  In the event of a tender or exchange offer, each Participant or, if the Participant is not alive, his Beneficiary, shall have the right to determine confidentially whether to tender or exchange any whole and fractional shares of Company Stock allocated to his Account and shall be entitled to instruct the Trustee as to the tender of such shares. Upon receipt of such instructions, the Trustee shall act with respect to such Company Stock as instructed. With respect to Company Stock as to which no instruction is timely received, the Trustee shall tender such shares in proportion to the response received from Participants and Beneficiaries as to allocated shares of Company Stock. In exercising its powers, the Trustee shall comply with the fiduciary requirements of ERISA.

(b)                                 All shares of Company Stock held in the Fund and not tendered pursuant to Section 8.2.2(a), shall continue to be held by the Trustee.

(c)                                  Any shares of Company Stock not tendered by a Participant or Beneficiary pursuant to Section 8.2.2(a) shall continue to be held by the Trustee in such Participant’s or Beneficiary’s Account. The Account of each Participant or Beneficiary tendering shares of Company Stock pursuant to Section 8.2.2(a) shall be credited with the cash received by the Trustee in exchange for the shares tendered from such Participant’s or Beneficiary’s Account.

8.3                                 Fiduciary Responsibilities.

Each Participant shall be a “named fiduciary,” within the meaning of ERISA Section 402(a), with respect to the voting and tender of Company Stock pursuant to Sections 8.1 and 8.2 of the Plan to the fullest extent permitted by law.

8.4                                 Procedures for Voting and Tender.

8.4.1                        The Committee shall establish and maintain procedures by which Participants and Beneficiaries shall be (i) timely notified of their right to direct the voting and tender of Company Stock allocated to their Accounts and the manner in which any such directions are to be conveyed to the Trustee, and (ii) given information relevant to making such decisions. No directions shall be honored by the Trustee unless timely and properly conveyed in accordance with such procedures.

8.4.2                        Voting instructions received from Participants and Beneficiaries shall be held in confidence by the Trustee or its delegate for this purpose and shall not be divulged to the Company or to any officer or employee of the Company or to any other person.

ARTICLE 9

RIGHTS, RESTRICTIONS AND OPTIONS ON COMPANY STOCK

9.1                                 Right of First Refusal. Subject to the provisions of the last sentence of this Section 9.1, shares of the Company Stock distributed by the Trustee shall be subject to a “Right of First Refusal.” The Right of First Refusal shall provide that, prior to any subsequent transfer, such Company Stock must first be offered in writing to the Company and, if then refused by the Company, to the Trust, at the then fair market value, as determined by an Independent Appraiser (as defined in Section 401(a)(28) of the Code). A bona fide written offer from an independent prospective buyer shall be deemed to be the fair market value of such Company Stock for this purpose unless the value per share, as determined by the Independent Appraiser as of the most recent Accounting Date, is greater. The Company and the Trustee (as directed by the Committee) shall have a total of 14 days (from the date the Trust receives the offer) to exercise the Right of First Refusal on the same terms offered by the prospective buyer. A Participant (or Beneficiary) entitled to a distribution of Company Stock may be required to execute an appropriate stock transfer agreement (evidencing the Right of First Refusal) prior to receiving a certificate for Company Stock. No Right of First Refusal shall be exercisable by reason of each and any of the following transfers:

9.1.1                        the transfer by a Participant or Beneficiary in accordance with the Put Option pursuant to Section 9.2 below; or

9.1.2                        the transfer while the Company Stock is listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, or quoted on a system sponsored by a national securities association registered under Section a(b) of the Securities Exchange Act of 1934.

9.1.3                        the transfer upon disposition of any such shares by any legal representative, heir or legatee shall remain subject to the Right of First Refusal.

9.2                                 Put Option. To the extent required by Code Section 409(h)(1)(B) and subject to the provisions of Article 7, the Company shall issue a “Put Option” to each Participant or Beneficiary receiving a distribution of Company Stock from the Plan if, at the time of distribution, the Company Stock is not then readily tradable on an established market, as defined in Code Section 409(h) and Treasury Regulations thereunder. The Put Option shall permit the Participant or Beneficiary to sell such Company Stock to the Employer at its then Fair Market Value (as defined in Section 5.6), to the Company, at any time during the 60 day period commencing on the date the Company Stock was distributed to the recipient and, if not exercised within that period, the Put Option will temporarily lapse. The Put Option shall be exercisable only with respect to the entire distribution of Company Stock received by a Participant or Beneficiary from the Trust.

Upon the close of the Plan Year in which such temporary lapse of the Put Option occurs, the Independent Appraiser shall determine the value of the Company Stock, and the Committee shall notify each distributee who did not exercise the initial Put Option prior to its temporary lapse in the preceding Plan Year of the revised value of the Company Stock. The time during which the Put Option may be exercised shall recommence on the date such notice or revaluation is given and shall permanently terminate 60 days thereafter. The Trustee may be permitted by the Company to purchase Company Stock put to the Company under a Put Option. At the option of the Company or the Trustee (as directed by the Committee), as the case may be, the payment for Company Stock sold pursuant to a Put Option shall be made, as determined in the discretion of the Company or the Trustee (as directed by the Committee), as the case may be, in the following forms:

9.2.1                        if the Company Stock was distributed as part of a total distribution (that is, a distribution within one taxable year of the balance to the credit of his ESOP Accounts), then payment will be made with a promissory note which provides for substantially equal annual installments commencing within 30 days from the date of the exercise of the Put Option and over a period not exceeding 5 years, with interest payable at a reasonable rate (as determined by the Company) on any unpaid installment balance, with adequate security provided, and without penalty for any prepayment of such installments; or

9.2.2                        in a lump sum no later than 30 days after such Participant exercises the Put Option.

At the direction of the Committee, the Trustee on behalf of the Trust may offer to purchase any shares of Company Stock (which are not sold pursuant to a Put Option) from any former Participant or Beneficiary at any time in the future, at their then fair market value.

9.3                                 Publicly Traded Company Stock. If the Company becomes publicly traded, the Company will no longer have an obligation to buy stock back from former Employees, because they will be able to sell their shares on the open market.

9.4                                 Share Legend. Shares of Company Stock held by the Trustee may include such legend restrictions on transferability as the Company may reasonably require in order to assure compliance with applicable Federal and State securities laws.

9.5                                 Nonterminable Rights. The provisions of this Article 9 shall continue to be applicable to shares of Company Stock even if the Plan ceases to be an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code.

ARTICLE 10

DIVIDENDS

10.1                           Dividends Credited to ESOP Cash Accounts. Any cash dividends paid with respect to shares of Company Stock allocated to Participants’ ESOP Stock

Accounts or held in the Loan Suspense Account may, as determined by the Committee, be allocated among and credited to ESOP Cash Accounts of the Participants; provided, however, that the dividends paid with respect to Company Stock held in the Loan Suspense Account shall be allocated among and credited to ESOP Cash Accounts according to the proportionate number of shares of Company Stock held in the ESOP Stock Accounts on the date such dividends were declared by the Company (the “Dividend Declaration Date”). Subject to the provisions of Sections 10.2 and 10.3 below, the amounts credited to the ESOP Cash Accounts may be reinvested in Company Stock as provided in Section 5.3.

10.2                           Dividends Paid to Participants. Any cash dividends paid with respect to shares of Company Stock allocated to Participants’ ESOP Stock Accounts may, as determined by the Committee, be either paid by the Company directly in cash to Participants, or paid to the Trustee and distributed by the Trustee to the Participant no later than 90 days after the end of the Plan Year in which paid to the Trustee.

10.3                           Dividends Used to Repay Acquisition Loan. To the extent permitted by applicable law, any cash dividends paid with respect to Financed Shares allocated to the Participants’ ESOP Stock Accounts or held in the Loan Suspense Account may (as required by applicable Acquisition Loan documentation or, if not so required, as determined in the sole discretion of the Trustee) be used to repay the principal balance of an outstanding Acquisition Loan or interest thereon in whole or in part as provided in Section 4.4.3. Financed Shares released from the Loan Suspense Account by reason of dividends paid with respect to such Company Stock (and Employer contributions under Section 4.1, to the extent necessary) shall be allocated to Participants’ ESOP Stock Accounts as follows:

10.3.1                  first, Financed Shares with a fair market value at least equal to the dividends paid with respect to the Company Stock allocated to the Participants’ ESOP Stock Accounts shall be allocated among and credited to the ESOP Stock Accounts of such Participants, pro rata, according to the number of shares of Company Stock held in such accounts on the Dividend Declaration Date;

10.3.2                  then any remaining Financed Shares released from the Loan Suspense Account shall be allocated among and credited to the ESOP Stock Accounts of all Participants, in accordance with the provisions of Section 5.4.

ARTICLE 11

PLAN ADMINISTRATION

11.1                           Membership and Authority. The Committee referred to in Section 1.3 shall consist of a maximum of eight individuals, four of which shall be appointed by the Board of Directors of the Company and four of which shall be appointed by Smokey Mountain Local 507 of PACE (Paper, Allied-Industrial, Chemical

and Energy Workers International Union) or such other collective bargaining agent representing a majority of the participants (the “Union”); provided, however, that each of the Company and the Union may, if so desired, appoint less than the four individuals otherwise permitted to be appointed by such party; provided, further, that if either the Company or the Union appoints less than four individuals to the Committee, each individual appointed by the Company or Union, as the case may be, shall have a number of votes equal to the quotient of four (4) divided by the number of individuals so appointed by the Company or the Union (as the case may be). If members of the Committee resign or are removed, the Union shall appoint successors of Union-appointed members and the Company shall appoint successors of Company-appointed members. The Committee shall have sole responsibility for the general administration of this Plan and for the investment policies of the Plan, for the selection of the Plan’s investment funds pursuant to the Plan, and for the appointment and removal of any Investment Manager. The initial Trustee shall be U.S. Trust Company, National Association. The Company shall have the power to appoint a successor trustee or trustees subject to approval by the Union, such approval not to be unreasonably withheld. Subject to the provisions of the Plan and the Trust Agreement, the Trustee shall have sole responsibility for the administration of the Trust and the management of the assets held in the Trust, as set forth in the Plan and the Trust Agreement. The members of the Committee shall be the “named fiduciaries” (as described in Section 402 of ERISA) under the Plan. In controlling and managing the operation and administration of the Plan, the Committee shall act by the concurrence of the majority by meeting or by writing without a meeting. The Committee, by unanimous written consent, may authorize any one of its members to execute any document, instrument or direction on its behalf. A written statement by a majority of the Committee members or by an authorized Committee member shall be conclusive in favor of any person (including the Trustee) acting in reliance thereon.

Except as otherwise specifically provided in this Article 11, the Committee shall have the following powers, rights and duties in addition to those vested in it elsewhere in the Plan:

11.1.1                  To require any person to furnish such information as it requests for the purpose of the proper administration of the Plan;

11.1.2                  To make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary for the efficient administration of the Plan;

11.1.3                  To construe and interpret the Plan, including the right to determine eligibility for participation, eligibility for payment, the amount of benefits payable, the timing of distributions and all other issues arising under the Plan as well as the right to remedy possible ambiguities, inconsistencies or omissions; provided, however, that all such interpretations and decisions shall be applied in a uniform manner to all similarly situated Participants and Beneficiaries;

11.1.4                  To employ and rely upon such advisors (including attorneys, independent public accountants, investment advisors and enrolled actuaries) as it deems appropriate or helpful in connection with the operation and administration of the Plan;

11.1.5                  To maintain complete records of the administration of the Plan;

11.1.6                  To prepare and file with the appropriate governmental agencies such reports as required from time to time with respect to the Plan under ERISA, the Code, or other laws and regulations governing the administration of the Plan;

11.1.7                  To furnish or disclose to Participants, Employees who may become Participants, and Beneficiaries information about the Plan and statements of accrued benefits under the Plan, in accordance with ERISA, the Code, or other laws and regulations governing the administration of the Plan;

11.1.8                  To determine, pursuant to procedures adopted by it, whether a state domestic relations order served upon the Plan is a “qualified domestic relations order” (as defined in Code Section 414(p)); to place in escrow any benefits payable in the period during which the Committee determines the status of an order; and to take any necessary action to administer distributions under the terms of a “qualified domestic relations order”;

11.1.9                  To discharge any responsibilities which are allocated to the Committee elsewhere in this Plan.

All decisions and interpretations of the Committee shall be binding and shall be entitled to the maximum deference permitted under the law.

11.2                           Delegation By Committee. The Committee may establish procedures for allocation of fiduciary responsibilities and delegation of fiduciary responsibilities to persons other than named fiduciaries; however, the delegation of the power to manage or control Plan assets may only be delegated to an Investment Manager, as defined in Section 3(38) of ERISA, or to the Trustee. In exercising its authority to control and manage the operation and administration of the Plan, the Committee may employ agents and counsel (who may also be employed by or represent any Employer or the Union) and to delegate to them such powers as the Committee deems desirable. Any such delegation or appointment shall be in writing. The writing contemplated by the foregoing sentence shall fully describe the advice to be rendered or the functions and duties to be performed by the delegate.

11.3                           Uniform Rules. In managing the Plan, the Plan Administrator will uniformly apply rules and regulations.

11.4                           Information to be Furnished to Committee. The Employers shall furnish the Committee such data and information as may be required. The Plan Administrator shall be entitled to rely on any information furnished by the Company that is needed for calculation of benefits due under the Plan, or any matters relating to administration of the Plan.

11.5                           Exercise of Committee’s Duties. Notwithstanding any other provisions of the Plan, the Committee shall discharge its duties hereunder solely in the interests of the Participants and other persons entitled to benefits under the Plan, and:

11.5.1                  for the exclusive purpose of providing benefits to Participants and other persons entitled to benefits under the Plan;

11.5.2                  with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and

11.5.3                  in accordance with the documents and instruments governing the Plan insofar as they are consistent with ERISA.

11.6                          Scope of Authority of Committee; Operation of Committee.

11.6.1                  Authority of Committee. A decision of the Committee shall not have the effect of denying anyone affected by such decision the ability to obtain a judicial review of the decision.

11.6.2                  Majority Action: Breaking of Deadlocks. The Committee shall act by majority vote. In the event of a deadlock of the Committee, the resolution procedures set forth in Appendix A hereto shall apply.

11.6.3                  Review of Administrative Actions. The Committee shall have the right to meet periodically for the purpose of discussing any administrative decisions or interpretations and, subject to Section 11.6, if it disagrees with any such decision or interpretation, to exercise its authority under Section 11.1 to review and, if necessary, alter such decision or interpretation.

11.7                           Plan Interpretation. Subject to Section 11.6, any decision or action of the Committee shall be conclusive and binding upon the Employer, the affected Participant, the Union and any other person or entity having any claim under the Plan. All deference permitted by law shall be given to such constructions, interpretations and determinations. The Trustee and other interested parties may act and rely upon all information reported to them hereunder and need not inquire into the accuracy thereof, nor be charged with any notice to the contrary.

11.8                           Plan Expenses. The Company shall pay all reasonable expenses authorized and incurred by the Committee, subject to receipt of documentation that the expenses were properly incurred.

11.9                           Meetings and Voting. The Committee shall act by a majority vote of its respective members at a meeting or, by written consent of a majority of its members, without a meeting. The Committee shall hold meetings, as deemed necessary by them, although any member may call a special meeting of the Committee by giving reasonable notice to the other members. The Secretary of the Committee shall have authority to give certified notice in writing of any action taken by his committee.

11.10                     Compensation. The members of the Committee, if Employees shall serve without compensation by the Plan. The Company and the Union have agreed, by way of separate agreement, that, if an individual serving on the Committee is an hourly-paid employee of an Employer and attending meetings of the Committee causes him to miss his normal duties, he shall be paid by such Employer as if he had been working during the time spent at such meetings.

11.11                     Claims Procedures.

11.11.1            Any Participant or Beneficiary (“Claimant”) may file a written claim for a benefit under the Plan with the Committee or with a person named by the Committee to receive such claims;

11.11.2            In the event of a denial or limitation of any benefit or payment due or requested by any Claimant, such Claimant shall be given a written notification containing specific reasons for the denial or limitation of his benefit. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation is based. In addition, it shall contain a description of any additional material or information necessary for the Claimant to perfect a claim and an explanation of why such material or information is necessary. Further, the notification shall provide appropriate information as to the steps to be taken if the Claimant wishes to submit his claim for review. This written notification shall be given to a Claimant within ninety (90) days after receipt of his claim by the Committee (or its delegatee to receive such claims), unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the ninety-day period and such notice shall indicate the special circumstances which make the postponement appropriate;

11.11.3            In the event of a denial or limitation of benefits, the Claimant or his duly authorized representative shall be permitted to review pertinent documents and to submit issues and comments in writing to the Administrative Committee. In addition, the Claimant or his duly authorized representative may make a written request for a full and fair review of his claim and its denial by the Committee; provided, however, that such written request must be received by the Committee (or its delegatee to receive such requests) within sixty (60) days after receipt by the Claimant of written notification of the denial or limitation. The sixty-day requirement may be waived by the Committee in appropriate cases; and

11.11.4            (a)                                  A decision shall be rendered by the Committee within sixty days after the receipt of the request for review; provided, however, that where special circumstances require an extension of time for processing the decision, it may be postponed, on written notice to the Claimant (prior to the expiration of the initial sixty-day period) for an additional sixty (60) days, but in no event shall the decision be rendered more than one hundred and twenty (120) days after the receipt of such request for review.

(b)                                 Notwithstanding Subsection 11.11.4(a), if the Committee holds regularly scheduled meetings at least quarterly to review such appeals, a Claimant’s request for review shall be acted upon at the meeting immediately following the receipt of the Claimant’s request unless such request is filed within thirty (30) days preceding such meeting. In such instance, the decision shall be made no later than the date of the second meeting following the receipt of such request by the Committee (or its delegatee to receive such requests). If special circumstances require a further extension of time for processing a request, a decision shall be rendered not later than the third meeting of the Committee following the receipt of such request for review, and written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.

(c)                                  Any decision by the Committee shall be furnished to the Claimant in writing and in a manner calculated to be understood by the Claimant and shall set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based.

11.12                     Liabilities.   The Committee, each member or former member of such Committee, shall be indemnified and held harmless by the Company, to the fullest extent permitted by ERISA, other applicable laws, and the charter and By-laws of the Company.

ARTICLE 12

AMENDMENTS

12.1                           Right to Amend.   Except as otherwise set forth in this Article 12, as may be required by law or requested by the IRS, the Company reserves the right to amend the Plan at any time and in any manner by written resolution of the Board of Directors adopted at a duly convened meeting of the Board of Directors in accordance with the By-Laws of the Company and the laws of North Carolina. If not required by law or requested by the IRS, amendments may be made by the Company solely with the concurrence of the Committee and the consent of the Union, established through collective bargaining. To the extent required by the Code or ERISA, no amendment to the

Plan shall decrease a Participant’s benefit or eliminate an optional form of distribution. No amendment shall make it possible for any assets of the Plan to be used for or diverted to any purposes other than for the exclusive benefit of Participants and Beneficiaries.

12.2                           Amendment by Committee.   The Committee may adopt any ministerial and nonsubstantive amendment it deems necessary or appropriate to (a) facilitate the administration, management and interpretation of the Plan, (b) conform the Plan to current practice, or (c) cause the Plan and its related Trust to qualify under Code Sections 401(a)(1), 501(a) and 4975(e)(7) or to comply with ERISA or any other applicable laws; provided that such amendment does not have any material effect on the estimated cost to the Company of maintaining the Plan.

12.3                           Plan Merger and Asset Transfers.   No assets of the Trust shall be merged or consolidated with, nor shall any assets or liabilities be transferred to any other plan, unless the benefits payable to each Participant or Beneficiary, if this Plan were terminated immediately after such action, would be equal to or greater than the benefits such individuals would have been entitled to receive if this Plan had been terminated immediately before such action.

ARTICLE 13

TERMINATION

13.1                           Right to Terminate.   While the Company intends the Plan to be permanent, the Company reserves the right to terminate the Plan at any time with the concurrence of the Committee and with the consent of the Union by written resolution of the Board of Directors adopted at a duly convened meeting of the Board of Directors in accordance with the By-laws of the Company and the laws of the State of Delaware.

13.2                           Effect of Termination.   If the Plan is terminated, contributions shall cease, and the assets remaining in the Trust, after payment of any expenses, including expenses of administration or liquidation, shall be retained in the Trust for distribution in accordance with the terms of the Plan. Upon termination (including a partial termination), or upon the complete discontinuance of contributions by the Company, all Participants shall be 100 percent vested in their Accounts.

ARTICLE 14

TOP-HEAVY PROVISIONS

The Plan will be a “top-heavy plan,” if, as of the day next preceding the beginning of any Plan Year (the “Determination Date”), and determined in accordance with the provisions of Section 416(g) of the Code the aggregate present value of the accrued benefits and the account balances of all “Key Employees” and their Beneficiaries exceeds sixty percent (60%) of the aggregate present value of the accrued benefits and account balances of all Participants and Beneficiaries. This calculation is made in accordance with Section 416(g) of the Code, taking into consideration plans which are considered part of the Aggregation Group.

For purposes of the first sentence of the preceding paragraph, (i) the accrued benefits and accounts of any individual who has not performed services for any Employer during the 1-year period ending on the determination date shall not be taken into account and (ii) the present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the determination date. The first sentence of the preceding paragraph shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

For purposes of this Article 14: (i) the term “Aggregation Group” shall include each plan of an Employer or Related Company which includes a Key Employee and each plan of the Employer or Related Company which allows the Plan to meet the requirements of Sections 401(a)(4) or 410 of the Code and may include any other plan of an Employer or Related Company, if the Aggregation Group would continue to meet the requirements of Sections 401(a)(4) and 410 of the Code; and (ii) the term “Key Employee” shall mean any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the Determination Date was an officer of any Employer having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of an Employer, or a 1-percent owner of an Employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 5.7 of the Plan. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

If the Plan is a top-heavy plan, Article 5 will automatically be amended effective as of the first day of the Plan Year to provide that the aggregate amount of Employer Contributions allocated in each Plan Year to the Accounts of each Participant under this Plan or any Related Defined Contribution Plan who is not a Key Employee (within the meaning of Section 416(i) of the Code) and who is employed by the Employer as of the last day of the Plan Year, regardless of the number of Hours of Service which he completes during such Plan Year, may not be less than the lesser of:

(a)                                  Three percent of his Compensation for the Plan Year; or

(b)                                 A percentage of his Compensation equal to the largest percentage obtained by dividing the sum of the amount credited to the Accounts of any Key Employee by that Key Employee’s Compensation.

The preceding provision will remain in effect for the period in which the Plan is top-heavy. If, for any particular years thereafter, the Plan is no longer top-heavy, the Company may amend or delete such provision from the Plan.

Notwithstanding the foregoing, in the case of each Participant who (i) is not a “Key Employee” and (ii) is also a participant (or eligible to become a participant) under any other defined benefit plan or defined contribution plan, qualified under Section 401 of the Code and which is part of the “Aggregate Group”, the provisions of this Article 14 shall not apply and the minimum benefit otherwise required under Section 416 of the Code shall instead be provided such other plans, in accordance with the terms thereof.

ARTICLE 15

SPECIAL PROVISIONS FOR MORRISTOWN FACILITY

15.1                           Scope. The provisions of this Article 15 shall apply only with respect to any Participant who (i) on or after January 1, 2003, is employed at that facility maintained by Blue Ridge Paper Products Inc. on January 1, 2003 in Morristown, New Jersey, (ii) was last employed at such facility at the time that such person terminates employment, for any reason whatsoever, other than due to Death, with the Employers and all Related Companies and (iii) so terminates such employment no later than December 31, 2004 (hereafter, a “Morristown Participant”). The provisions of this Article 15 shall apply notwithstanding any other provision of the Plan (including, but not limited to, Section 7.4.5) to the contrary. To the extent not modified by the following provisions of this Article 15, all other provisions of the Plan shall continue to apply with respect to each Morristown Participant (as well as with respect to each such person’s Beneficiary). While the Company intends the Plan to be

15.2                           Time of Distributions.

15.2.1                  If a Morristown Participant terminates employment with the Employers and all Related Companies during calendar year 2003, such person shall, for purposes of applying the provisions of Section 7.4, be treated as if such person’s employment has then terminated due to Normal Retirement.

15.2.2                  If a Morristown Participant has not terminated employment with the Employers and all Related Companies during calendar year 2003, (i) such person shall, for purposes of applying the provisions of Section 7.4, nevertheless be treated as if such person’s employment terminated on December 31, 2003 due to Normal Retirement and (ii) subject to the provisions of Section 15.3.2, the distribution of such person’s ESOP Accounts may commence to occur, in installments, prior to the crediting to such person’s ESOP Accounts of the amounts otherwise required to be so allocated on account of employment with the Employers and all Related Companies during calendar year 2004 (the “2004 Allocation”). In the event that the distribution of such person’s ESOP Accounts in fact commences to occur in installments prior to the crediting to such person’s ESOP Accounts of the 2004 Allocation, the 2004 Allocation shall, subject to the provisions of Section 15.3.1, be distributed, in substantially equal annual installments, over the remaining installment period.

15.3                           Mandatory Small Benefit Distribution.

15.3.1                  If (i) the distribution of benefits under the Plan to, or in respect of, any Morristown Participant has commenced to occur in installments and (ii) at any time after the commencement of such installments, the “fair market value” of such Participant’s ESOP Accounts is not more than $5,000, a distribution of such Participant’s entire then remaining Account Balance shall automatically be made in a single distribution (and in place of any future remaining installment payments) as soon as practicable after such “fair market value” is determined by the Plan Administrator to not so exceed $5,000, and with all other provisions of the Plan applying to such distribution to the same extent as if it were a distribution made pursuant to the provisions of Section 7.4.5.

15.3.2                  In the case of any Morristown Participant who has not terminated employment with the Employers and all Related Companies during calendar year 2003, if the “fair market value” of such Participant’s ESOP Accounts, determined after taking into account all amounts required to be allocated to such person’s ESOP Accounts on account of employment with the Employers and all Related Companies during 2003 (the “2003 Allocation”), but before taking into account the 2004 Allocation, is not more than $5,000, a distribution of such Participant’s then entire Account Balance (determined after taking into account the 2003 Allocation) shall automatically be made in a single distribution as soon as practicable during calendar year 2004, but following the crediting to such Participant’s ESOP Accounts of the 2003 Allocation. All other provisions of the Plan shall apply to such distribution, to the same extent as if each such distribution was made pursuant to the provisions of Section 7.4.5

15.3.3                  In the case of any Morristown Participant with respect to whom an automatic distribution is made pursuant to the provisions of the foregoing Section 15.3.2, in the event that the “fair market value” of the amounts thereafter credited to the Participant’s ESOP Accounts on account of the 2004 Allocation is not more than $5,000, a distribution of such entire amount so credited shall automatically be made in a single distribution as soon as practicable following the crediting of such amounts. All other provisions of the Plan shall apply to such distribution, to the same extent as if each such distribution was made pursuant to the provisions of Section 7.4.5.

APPENDIX A

Breaking of Deadlocks

1.               When a deadlock occurs among members of the Administrative Committee on an issue, notice of the failure of the Administrative Committee to resolve the issue shall be given to appropriate parties within a reasonable period of time.

2.               Within thirty (30) days after the occurrence of a deadlock, the members of the Administrative Committee shall confer to select a neutral party to sit as a member of the Administrative Committee at an executive session of the Administrative Committee for consideration and disposition of the deadlocked issue under the standard rules and procedures of the Administrative Committee. Any determination of a deadlocked issued reached at such executive session shall be final and binding upon the Employer, the Unions, any affected Participant and any other person or entity having any interest or claim under the Plan. If no agreement for selection is made, the Administrative Committee shall petition the National Mediation Board for the appointment of a neutral arbitrator.

3.               Upon appointment of a neutral arbitrator, the Administrative Committee members shall agree upon a date for a hearing and shall issue notice thereof to appropriate parties. Any such hearings shall be held in the city where the Plan records are maintained unless a different location is agreed upon by the Administrative Committee. During the pendency of the deadlock, the neutral arbitrator shall preside at all hearings and executive sessions of the Administrative Committee concerning the deadlocked issue. The determination of the neutral arbitrator, whether reached in executive session of the Administrative Committee or pursuant to a hearing, shall be final and binding upon the Employer, any affected Participant and any other person or entity having any interest or claim under the Plan.

4.               The Employer shall pay the expenses and compensation of the neutral arbitrator together with expenses of reporting and transcription.

5.               The Administrative Committee shall maintain a complete record of all matters submitted to it for consideration and of all findings and decision made by it.

6.               All notice in writing shall be served by use of certified mail, return receipt requested.

When a deadlock occurs among members of the Administrative Committee on an issue, notice of failure by the Administrative Committee to resolve the dispute shall be served

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by mail upon a directly affected Participant, if any, within thirty (30) days from the date on which deadlock occurs. If such dispute affects a group of Participants of the Plan, service by mail of such notice upon the Union or the Employer within the above time limits shall constitute service upon all affected Participants in this Plan in such group.

7.               Within thirty (30) days after issuance of notice as set forth above, the Members of the Administrative Committee shall confer to select an impartial neutral third party to sit as an arbitrator and fifth Member of the Administrative Committee at a hearing for consideration and disposition of the dispute. If no agreement for selection is made, the Administrative Committee shall petition the National Mediation Board for the appointment of a neutral arbitrator.

8.               Upon selection of appointment of a neutral arbitrator, the Employer and Administrative Committee Members in coordination with such arbitrator shall agree upon a date for hearing and shall issue notice thereof to the affected Participant in this Plan. Hearings shall be held in the city where the Plan records are maintained unless a different location is agreed upon by the Administrative Committee.

9.               The neutral arbitrator shall preside at all hearings and executive sessions of the Administrative Committee concerning the dispute. It shall be the arbitrator’s responsibility to guide the parties in the presentation of testimony, exhibits and argument and to rule upon the admissibility of evidence, to the end that a fair, prompt and orderly hearing of the dispute is afforded.

10.         The determination of the Administrative Committee constituting the arbitration body shall be final and binding upon the Employer, any affected Participant in this Plan and any other person or entity having any interest or claim under this Plan.

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